EXHIBIT 5.1

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626-1925

Tel: (714) 540-1235 Fax: (714) 755-8290

www.lw.com

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Washington, D.C.

August 16, 2004

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Attn: Board of Directors

            Re:     Registration Statement on Form S-8; 4,804,319 shares of Common Stock,

                       par value $0.0001 per share

Ladies and Gentlemen:

In connection with the registration by Amgen Inc., a Delaware corporation (the “Company”), of 4,804,319 shares of common stock, par value $0.0001 per share (the “Shares”), to be issued pursuant to the Amgen Inc. Amended and Restated 1997 Equity Incentive Plan (formerly known as the Tularik Inc. 1997 Equity Incentive Plan, as amended), the Tularik Inc. 1991 Stock Plan, the Tularik Inc. Amended and Restated 1997 Non-Employee Directors’ Stock Option Plan and the Amgen Salary Savings Plan (formerly known as the Tularik Salary Savings Plan) and the Perlman Nonstatutory Stock Option Agreement (the “Plans”), under the Securities Act of 1933, as amended, on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized, and, upon the issuance of the Shares in accordance with the terms of the Plans, and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

August 16, 2004

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LATHAM & WATKINS